Exhibit 99.2

FOR IMMEDIATE RELEASE

Premier, Inc. prices public offering of common stock

CHARLOTTE, N.C., November 10, 2015 – Premier, Inc. (Nasdaq: PINC) today priced an underwritten public offering of 4,033,198 shares of Class A common stock at $34.50 per share on behalf of certain selling member-owner stockholders who elected to participate in the offering, as contemplated by a registration rights agreement executed in connection with Premier’s initial public offering.

BofA Merrill Lynch, J.P. Morgan and Wells Fargo Securities acted as joint book-running managers for the offering.

The offering will be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attention: Prospectus Department or by emailing dg.prospectus_requests@baml.com; J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 866.803.9204; or Wells Fargo Securities, Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, by telephone at 800.326.5897 or by emailing cmclientsupport@wellsfargo.com.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission and is effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of approximately 3,600 U.S. hospitals and 120,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier, a Malcolm Baldrige National Quality Award recipient, plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare.

Investor contact:

Jim Storey

Vice President, Investor Relations

704.816.5958

jim_storey@premierinc.com

Media contact:

Amanda Forster

Vice President, Public Relations

202.879.8004

amanda_forster@premierinc.com

Source: Premier, Inc.